Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DRAGON PHARMACEUTICAL INC.,

CHIEF RESPECT LIMITED,

DATONG INVESTMENT INC.

AND

YANLIN HAN

Dated as of March 26, 2010

EXECUTION COPY

TABLE OF CONTENTS

EXECUTION COPY

EXECUTION COPY

		Page
Section 10.07	Parties in Interest	39
Section 10.08	Obligations of Parent and of the Company	39
Section 10.09	Governing Law; Enforcement and Forum	39
Section 10.10	Headings	40
Section 10.11	Counterparts	40
Section 10.12	Waiver	40
Section 10.13	Waiver of Jury Trial	40
Section 10.14	Remedies Cumulative	40
Section 10.15	Arbitration	40

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as March __, 2010 (this “Agreement”), is made and entered into by and among Dragon Pharmaceutical Inc., a Florida corporation (the “Company”), Chief Respect Limited, a Hong Kong corporation (“Parent”),  Datong Investment Inc., a Florida corporation and a subsidiary of Parent (“MergerSub”), and Mr. Yanlin Han, an individual (“Mr. Han”) solely with respect to Sections 5.06, 7.01(c), 7.08, 8.03(b), 9.03(c) and (d).

WHEREAS, the respective Boards of Directors of Parent, MergerSub and the Company have approved and declared advisable this Agreement and the merger of MergerSub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act (the “FBCA”), with the Company surviving the Merger, as a subsidiary of the Parent, and each share of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”) outstanding immediately prior to the Effective Time (other than (i) Company Common Stock held by holders who comply with the provisions of the FBCA regarding the right of shareholders to dissent from the Merger and require appraisal of their shares and (ii) Company Common Stock owned by Mr. Han immediately prior to the Effective Time which shall remain issued and outstanding and otherwise unaffected by the Merger) will thereupon be canceled and converted into the right to receive the Company Common Stock Merger Consideration, on the terms and subject to the conditions set forth herein;

WHEREAS, subject to the terms and conditions of this Agreement, the respective Boards of Directors of MergerSub and the Company have each determined that the Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of their respective shareholders and have approved this Agreement and the transactions contemplated by this Agreement, including the Merger, and the Board of Directors of the Company (the “Company Board”) is recommending that the holders of Company Common Stock approve the Merger and adopt this Agreement; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS
Section 1.01    Definitions.

“Acquisition Proposal” means any good faith proposal or offer from any Person or group for, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving the Company or any Subsidiary of the Company that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X) but substituting the reference of 10% therein to 50.1%, (b) sale or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange or any similar transaction, of any assets of the Company or any of its  Subsidiaries representing 50.1% or more of the consolidated assets of the Company and or any of its Subsidiaries, (c) issue, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 50.1% or more of the votes associated with the outstanding voting equity securities of the Company, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 50.1% or more of the outstanding Company Common Stock, or (e) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (i) the Merger or any of the other transactions contemplated by this Agreement, or (ii) any merger, consolidation, business combination, recapitalization or similar transaction solely among the Company and one or more wholly owned Subsidiaries or among wholly owned Subsidiaries.

EXECUTION COPY

“Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation.

“Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Beneficial owner”, with respect to any Company Common Stock, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” or “business day” means any day other than a Saturday, Sunday or any day which the Company is closed for business or is a legal holiday under the laws of the U.S. or is a day on which banking institutions in the U.S. are authorized or obligated by Law or other governmental action to close.

“Certificate” or “Certificates” means any certificate representing Company Common Stock.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the Bylaws of Dragon Pharmaceutical Inc., as amended.

“Company Charter” means the articles of incorporation of Dragon Pharmaceutical Inc., as amended.

“Company Common Stock Merger Consideration” means cash in the amount equal to $.82 per share, less any amounts due to the Company to the extent applicable.

“Company Material Adverse Effect” means, with respect to the Company, an Effect that, individually or in the aggregate,  (1) is materially adverse to the assets, business, results of operations or condition (financial or other) of the Company and its Subsidiaries, taken as a whole, or (2) prevents, or materially hinders the consummation of the Merger or any of the other transactions contemplated by this Agreement other than, in each case, any Effect arising out of or resulting from (a) any decrease in the market price of the Company Common Stock (but not any Effect underlying such decrease to the extent that such Effect would otherwise constitute a Company Material Adverse Effect), (b) changes in conditions in the U.S. or global economy (except to the extent such Effect affects the Company and its Subsidiaries in a materially disproportionate manner), (c) changes in conditions in the industry in which the Company and its Subsidiaries operate (except to the extent such Effect affects the Company and its Subsidiaries in a materially disproportionate manner), (d) any Effect resulting from the announcement or pendency of the Merger, (e) changes in Laws, (f) changes in GAAP, (g) failure by the Company to meet internal budgets or projections, whether or not publicly disclosed, or financial analyst projections, (h) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (except to the extent such Effect affects the Company and its Subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business and that operate in the geographic regions affected by such Effect, (i) any action taken by the Company or its Subsidiaries at the written request or with the written consent of Parent, or (j) any matter set forth on Section 1.01 of the Disclosure Schedules, if any.

EXECUTION COPY

“Company Products” shall mean all products and services developed or under development, owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company and any of its Subsidiaries.

“Consent” means any consent, approval, waiver or authorization of, notice to or declaration or filing.

“Contract” shall mean any written or oral agreement, contract, commitment, arrangement or understanding of any nature, as in effect as of the date hereof or as may hereinafter be enforceable against the Company or its Subsidiaries.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Disclosure Schedule” means the disclosure schedule, if any, delivered by the Company to Parent  concurrently with the execution of this Agreement, which disclosure schedule is arranged in paragraphs corresponding to the numbered and lettered sections contained in this Agreement, provided, however, that the disclosure of any fact or item in any section of the Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is reasonably apparent from the nature of such disclosure.  The disclosure of any fact or item in any section of the Disclosure Schedule that corresponds to a representation or warranty qualified by materiality or “Company Material Adverse Effect” is not intended to vary the definition of “Company Material Adverse Effect” or to imply that the item so included, or other items, are material.  Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement.

“Effect” means any effect, event, fact, development, condition or change.

“Enforceability Exceptions” means any exceptions to the enforceability of any agreement under applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally or under principles of equity regarding the availability of remedies.

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (in each instance in writing) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

EXECUTION COPY

“Environmental Laws” mean all applicable federal, state, local and foreign laws, regulations, ordinances, and common law relating to pollution or protection of human health (to the extent relating to exposure to Materials of Environmental Concern) or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern.

“Expenses” means all out-of-pocket expenses, including all fees and expenses of accountants, investment bankers, legal counsel, financing sources and consultants incurred by a party or on its behalf in connection with or related to the transactions contemplated by this Agreement.

“FINRA” means Financial Industry Regulatory Authority.

“GAAP” means generally accepted accounting principles as applied in the U.S.

“Governmental Authority” means any government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of any nature; or anybody exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature,  whether federal, state, local, domestic or foreign.

“Knowledge of the Company” means the actual knowledge of the executive officers of the Company without independent investigation.

“Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of any Governmental Authority.

“Liens” means any of the following: mortgage, lien (statutory or other) or other security agreement, security arrangement or security interest, hypothecation, pledge or other deposit arrangement, assignment; charge, levy, executory seizure by a Governmental Authority, attachment, garnishment, encumbrance (including any easement, exception, reservation or limitation, right of way, or the like), conditional sale, title retention or other similar agreement, arrangement, device or restriction, any financing lease involving substantially the same economic effect as any of the foregoing, the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction, or restriction on sale, transfer, assignment, disposition or other alienation.

“Materials of Environmental Concern” means hazardous chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, toxic fungus, toxic mold, mycotoxins or other hazardous substances that would reasonably be expected to have an adverse effect on human health or the environment.

“Ordinary Course” means any action taken by the Company or any of its Subsidiaries that is consistent in nature, scope and magnitude with the past practices of the Company or any of its Subsidiaries or is taken in the ordinary course of the normal, day-to-day operations of the Company or any of its Subsidiaries.

“OTCBB” means the Over the Counter Bulletin Board.

EXECUTION COPY

“Parent or MergerSub Material Adverse Effect” means any Effect that prevents or materially hinders Parent or MergerSub from consummating the Merger or any of the other transactions contemplated by this Agreement.

“Persons” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government, including Governmental Authorities.

“Related Party” means any of the following: (a) a director or executive officer of the Company, (b) any holder of more than 5% of Company Common Stock, (c) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer or shareholder, and (d) any person (other than a tenant or employee) sharing the household of such director, executive officer or shareholder.

“Subsidiary” or “Subsidiaries” of the Company, Parent or MergerSub  or any other person means a corporation, limited liability company, partnership, joint venture, trust or other entity or organization of which: (a) such party or any other subsidiary of such party is a general partner; (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such party or by any one or more of such party’s subsidiaries; (c) at least 50% of the equity interests is controlled by such party, or (d) is or would be consolidated in such party’s financial statements pursuant to GAAP.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal made by a third party (a) on terms which the Company Board or a duly authorized committee thereof determines in good faith (after consultation with outside legal counsel and financial advisors) to be more favorable to the shareholders of the Company (in their capacity as shareholders) as compared to the transactions contemplated hereby (after giving effect to any alternative proposed by Parent in accordance with Section 7.03(d)), (b) the material conditions to the consummation of which are capable of being satisfied in the reasonable judgment of the Company Board (taking into account, among other things, all legal, financial, regulatory, and other aspects of the proposal, including any conditions, and the identity of the offeror and the timing and certainty of closing) and (c) in respect of which any required financing is then committed, provided, however, that any such Acquisition Proposal that is contingent upon such third party obtaining financing shall be deemed not to be a Superior Proposal.

“U.S.” means the United States.

“U.S. Dollars” and the sign “$” shall each mean the lawful currency of the U.S. of America.

Section 1.02    Other Defined Terms.  The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Act	§ 10.15

Agreement	Preamble

Articles of Merger	§ 2.04

EXECUTION COPY

Defined Term	Location of Definition

Claim	§ 7.05(a)

Closing	§ 2.05

Closing Date	§ 2.05

Company	Preamble

Company Adverse Recommendation Change	§ 7.03(a)

Company Balance Sheet	§ 4.07(b)

Company Board	Recitals

Company Closing Obligations and Expenses	§ 7.10

Company Common Stock	Recitals

Company Financial Advisor	§4.18

Company Financials	§4.07(b)

Company Intellectual Property	§4.11(a)

Company Material Contract	§4.24

Company SEC Documents	§ 4.07(a)

Company Shareholder Approval	§ 4.04

Company Shareholders Meeting	§ 7.01(a)

Company Stock Options	§ 3.01(d)

Company Termination Fee	§ 9.03(b)(ii)

D&O Expenses	§ 7.05(a)

Deposit	§ 5.06(a)

Dissenting Shares	§ 3.01(c)

Dissenting Shareholder	§ 3.04(a)

Effective Time	§ 2.04

ERISA	§ 4.21

Exchange Act	§ 4.05(b)

EXECUTION COPY

Defined Term	Location of Definition

Exchange Fund	§ 3.02(a)

FBCA	Recitals

Governmental Authorizations	§ 4.14

Governmental Order	§ 8.01(c)

Incentive Plans	§ 4.03(a)

Indemnified Parties	§ 7.05(a)

Lease Documents	§ 4.10(a)

Merger	Recitals

Merger Recommendation	§ 7.01(a)

MergerSub	Preamble

MI 61-101	§ 4.05(b)

Mr. Han	Preamble

Mr. Han’s Shares	§ 3.01(b)

Mr. Han Termination Fee	§ 9.03(c)

No Shop Period	§ 7.03(a)

Option Merger Consideration	§ 3.01(d)

Outside Date	§ 9.01(b)

Parent	Preamble

Paying Agent and China Paying Agent	§ 3.02(a)

Permits	§ 4.06(a)

Permitted Liens	§ 4.10(b)

Plans	§ 4.21

Proxy Statement	§ 4.05(b)

Releases	§ 7.08

Representative(s)	§ 7.03(a)

EXECUTION COPY

Defined Term	Location of Definition

Returns	§ 4.09(b)

Sarbanes-Oxley Act	§ 4.07(a)

Section 16	§ 7.04

Superior Offer Termination Fee	§ 9.03(b)(i)

Supporting Agreement	§ 7.12

Supporting Shareholder	§ 7.12

Surviving Corporation	§ 2.01

Tax or Taxes	§ 4.09(a)

Termination Date	§ 9.01

Transfer Taxes	§ 7.07

Unaffiliated Shareholders	§ 4.19

ARTICLE II

THE MERGER

Section 2.01    Merger.  Subject to the terms and conditions of this Agreement, and in accordance with the FBCA, at the Effective Time, MergerSub and the Company shall consummate the Merger pursuant to which (i) MergerSub shall be merged with and into the Company and the separate existence of MergerSub shall thereupon cease and (ii) the Company shall be the surviving corporation in the Merger (“Surviving Corporation”).  The Merger shall have the effects specified in the FBCA.

Section 2.02    Tax Characterization.  Parent, MergerSub and the Company intend that, for U.S. federal and state income tax purposes, the Merger shall, in the case of each holder of Company Common Stock that receives the Company Common Stock Merger Consideration in exchange for such holder’s Company Common Stock, be treated as a taxable purchase of Company Common Stock.

Section 2.03    Organizational Documents.  At the Effective Time, the Company Charter shall be amended and restated in its entirety to be identical to the articles of incorporation of MergerSub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or in accordance with the FBCA and the articles of incorporation, provided however, at the Effective Time, Article I of the articles of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Dragon Pharmaceutical Inc.”  At the Effective Time, the Company Bylaws shall be amended and restated in their entirety to be identical to the Bylaws of MergerSub, as in effect immediately prior to the Effective Time, and the name of the Bylaws will be changed to Dragon Pharmaceutical Inc.  Thereafter, the Bylaws will remain the same until thereafter changed or amended as provided therein or in accordance with the FBCA and as provided by the Bylaws.

EXECUTION COPY

Section 2.04    Effective Time.  At the Closing, MergerSub and the Company shall duly execute and file a articles of merger, in a form that complies with the FBCA(the “Articles of Merger”), with the Secretary of State of the State of Florida in accordance with the FBCA.  The Merger shall become effective upon such time as the Articles of Merger has been accepted for record by the Secretary of State of the State of Florida, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the FBCA as the effective time of the Merger but not to exceed thirty (30) days after the Articles of Merger has been accepted for record by the Secretary of State of the State of Florida (the “Effective Time”).

Section 2.05    Closing.  The closing of the Merger (the “Closing”) shall occur as promptly as practicable after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”).  The Closing shall take place at the offices of Lang Michener, 1055 West Georgia, Vancouver, British Columbia, V6B 4N7, or at such other place as agreed to by the parties hereto; provided, however, the parties agree that they will endeavor to close the transaction, to the extent reasonably practicable, by facsimile, electronic document and funds transfer, courier and similar modes of communication without the necessity of personal attendance of the parties’ respective signatories and representatives.

Section 2.06    Directors and Officers of Surviving Corporation.  The directors and officers of MergerSub immediately prior to the Effective Time, shall be the initial directors and officers, respectively, of Surviving Corporation, each to hold office in accordance with the terms of the articles of incorporation and bylaws of Surviving Corporation and the FBCA.   All directors and executive officers of the Company serving as such immediately prior to the Effective Time shall resign.

Section 2.07    Further Assurances.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either MergerSub or the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the MergerSub and the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either MergerSub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of MergerSub or the Company and otherwise to carry out the purposes of this Agreement.

ARTICLE III

EFFECTS OF THE MERGER

Section 3.01    Effects on Shares.  As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders of Company Common Stock or holders of any shares of stock of MergerSub:

(a)           Each share of the stock of MergerSub issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be converted automatically into the right to receive one  duly authorized, validly issued, fully paid and nonassessable share of  common stock, $0.001 par value per share, of Surviving Corporation, so that, after the Effective Time, Parent and Mr. Han shall be the only holders of all of the issued and outstanding common stock of Surviving Corporation.

EXECUTION COPY

(b)          Each share of Company Common Stock that is owned by Mr. Han immediately prior to the Effective Time (“Mr. Han’s Shares”) shall, remain issued and outstanding and treated as issued and outstanding shares of common stock of the Surviving Corporation after the Effective Time.

(c)           Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares that are owned by shareholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Sections 607.1301 to 607.1333 of the FBCA (“Dissenting Shares”) and (ii) Mr. Han’s Shares, which shall remain issued and outstanding and unaffected by the Merger), shall automatically be converted into, and canceled in exchange for, the right to receive the Company Common Stock Merger Consideration.  At any time prior to the date of the Company Shareholder Meeting, Parent, may, in its sole and absolute discretion, increase the Company Common Stock Merger Consideration without the consent of the Company.

(d)          The Company shall take all necessary and appropriate actions so that, at the Effective Time, each outstanding qualified or nonqualified option to purchase Company Common Stock (“Company Stock Options”) under the Company’s 2001 Stock Option Plan and 2005 Stock Option Plan or any other employee share option or compensation plan, agreement or arrangement of the Company shall become fully exercisable and vested;  and shall be canceled and only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, a cash payment, less any applicable withholding taxes, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, to the extent such Company Stock Option is vested and exercisable, and (ii) the excess, if any, of the Company Common Stock Merger Consideration over the exercise price per share of such Company Stock Option (the “Option Merger Consideration”).   The Company shall take all necessary and appropriate actions so that all Company Stock Options with an exercise price per share of Company Common Stock that is equal to or greater than the Company Common Stock Merger Consideration, shall be canceled at the Effective Time without any cash payment being made in respect thereof and without any other consideration.

(e)           At the Effective Time, all Company Common Stock (other than Dissenting Shares and Mr. Han’s Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Company Common Stock Merger Consideration (without interest) to be paid in consideration therefor upon the surrender of such Certificates in accordance with Section 3.02.

Section 3.02    Exchange of Certificates; Paying Agents.

(a)           Paying Agents.  Prior to the Effective Time, Parent shall appoint Computershare Trust Company of Canada (Vancouver), 3rd Floor, 510 Burrard, Vancouver, British Columbia, Canada, V6C 3B9 to act as Exchange and Paying Agent (the “Paying Agent”) for the payment or exchange, as applicable, in accordance with this Article III, of the Company Common Stock Merger Consideration and the Option Merger Consideration (collectively, such cash being referred to as the “Exchange Fund”) for shareholders or option holders residing outside of China.  In addition, Parent, prior to the Effective Time and with the approval of the Company which will not be unreasonably withheld, will appoint a paying agent (“China Paying Agent”) for the payment or exchange, as applicable, of the Company Common Stock Merger Consideration and the Option Merger Consideration for shareholders or option holders residing inside of China.  The Company Common Stock Merger Consideration and the Option Merger Consideration may be paid in RMB to holders of the Company’s Common Stock or Stock Options residing in China.  The Company Common Stock Merger Consideration and Option Merger Consideration to be paid in RMB shall be computed by multiplying such amount by the U.S.–dollar foreign–exchange rate as reported in the Wall Street Journal as of the business day immediately preceding the Effective Time.  The Paying Agent and China Paying Agent shall coordinate their respective activities hereunder.  On or before the Effective Time, Parent shall deposit with the Paying Agent and China Paying Agent the Company Common Stock Merger Consideration and the Option Merger Consideration for the benefit of the holders of Company Common Stock and Company Stock Options.  Parent shall cause the Paying Agent and China Paying Agent to make, and the Paying Agent and China Paying Agent shall make payments of the Company Common Stock Merger Consideration and the Option Merger Consideration out of the Exchange Fund in accordance with this Agreement and the Articles of Merger.  The Exchange Fund shall not be used for any other purpose.  Any and all interest earned on cash deposited in the Exchange Fund shall be paid to Surviving Corporation.

EXECUTION COPY

(b)           Transfer Books.  At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock.  From and after the Effective Time, persons who held Company Common Stock immediately prior to the Effective Time (with the exception the holder(s) of Mr. Han’s Shares) shall cease to have rights with respect to such shares, except as otherwise provided for herein.  On or after the Effective Time, any Certificates of the Company presented to the Paying Agent, China Paying Agent, Surviving Corporation or the transfer agent for any reason shall be exchanged for the Company Common Stock Merger Consideration with respect to the Company Common Stock formerly represented thereby.

(c)           Procedures for Certificates.  Promptly after the Effective Time (but in any event within five (5) Business Days), Surviving Corporation shall cause the Paying Agent or China Paying Agent to mail to each person who immediately prior to the Effective Time held shares of Company Common Stock that were converted into the right to receive the Company Common Stock Merger Consideration pursuant to Section 3.01:  (i) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in effecting the surrender of the holder’s Certificates in exchange for the Company Common Stock Merger Consideration to which the holder thereof is entitled.  Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Surviving Corporation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall receive in exchange therefor the Company Common Stock Merger Consideration payable in respect of the Company Common Stock, previously represented by such Certificate pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed, or accompanied by appropriate stock powers (with signatures guaranteed in accordance with the transmittal letter) or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Company Common Stock Merger Consideration as contemplated by this Section 3.02.  No interest shall be paid or accrue on the Company Common Stock Merger Consideration.

EXECUTION COPY

(d)           Further Ownership Rights in Company Common Stock or Company Stock Options.  At the Effective Time, with the exception of the holder of Mr. Han’s Shares whose shares shall remain issued and outstanding and unaffected by the Merger, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company other than the right to receive the Company Common Stock Merger Consideration provided under this Article III.  The Company Common Stock Merger Consideration paid upon the surrender for exchange of Certificates representing Company Common Stock in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Stock exchanged theretofore and represented by such Certificates.  The Option Merger Consideration paid with respect to Company Stock Options in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Stock Options, and on and after the Effective Time the holder of a Company Stock Option shall have no further rights with respect to any Company Stock Option, other than the right to receive the Option Merger Consideration as provided in Section 3.01(d).

(e)           Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock or Company Stock Options for twelve (12) months after the Effective Time shall be delivered to Surviving Corporation, and any holders of Company Common Stock or Company Stock Options prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Surviving Corporation for payment of the Company Common Stock Merger Consideration or the Option Merger Consideration, as applicable.  Any portion of the Exchange Fund that remains unclaimed and undistributed for five years after the Effective Time, will become the property of the Surviving Corporation and holders of Company Common Stock or Company Stock Options who might otherwise be entitled to any portion of the Exchange Fund will lose all rights to the fund.

(f)           No Liability.  None of Parent, MergerSub, Surviving Corporation, the Company or the Paying Agent, China Paying Agent, or none of their respective employees, officers, directors, shareholders, partners, members, agents or Affiliates, shall be liable to any person in respect of the Company Common Stock Merger Consideration or the Option Merger Consideration, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)           Investment of Exchange Fund.  With respect to the cash included in the Exchange Fund, the Paying Agent shall, as directed by Surviving Corporation from time to time invest such cash (A) in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available); and (B) in investments that shall have maturities that will not prevent or delay payments to be made pursuant to this Section 3.02.  Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Exchange Fund.  To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Company Common Stock Merger Consideration or the Option Merger Consideration as contemplated hereby, Parent or Surviving Corporation shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments in full.

EXECUTION COPY

(h)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Surviving Corporation or the Paying Agent, the posting by such person of a bond in such amount as Surviving Corporation or the Paying Agent reasonably may direct as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Company Common Stock Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 3.03    Withholding Rights.  Parent, Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by Surviving Corporation or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Stock Options in respect of which such deduction and withholding was made by Parent, Surviving Corporation or the Paying Agent, as applicable.

Section 3.04    Dissenters’ Shares.

(a)           No holder of Company Common Stock that has perfected a demand for appraisal rights with respect to its Company Common Stock pursuant to Sections 607.1301 to 607.1333 of the FBCA (a “Dissenting Shareholder”) shall be entitled to receive the Company Common Stock Merger Consideration with respect to the Company Common Shares owned by such Dissenting Shareholder unless and until such Dissenting Shareholder shall have effectively withdrawn or lost such Dissenting Shareholder’s right to appraisal under the FBCA. Each Dissenting Shareholder shall be entitled to receive only the payment provided by Sections 607.1301 to 607.1333 of the FBCA with respect to Dissenting Shares.  Any portion of the Company Common Stock Merger Consideration made available to the Paying Agent pursuant to Section 3.02 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

(b)          Notwithstanding the provisions of this Section 3.04, if any holder of Company Common Stock who asserts appraisal rights shall effectively withdraw or lose (through failure to perfect or otherwise) its rights of appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Common Stock shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Company Common Stock Merger Consideration, without any interest thereon and less any required withholding Taxes.

(c)           The Company shall give Parent (i) prompt notice upon receipt by the Company of any written demands for appraisal, attempted withdrawals of such demands, any other instruments served pursuant to applicable Law that are received by the Company relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to any demand for appraisal under the FBCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule, if any, and the Company SEC Documents, the Company hereby represents and warrants to Parent and MergerSub as follows:

EXECUTION COPY

Section 4.01    Organization and Qualification; Subsidiaries; Authority.

(a)           The Company is a corporation duly organized, validly existing and in the State of Florida, and

(b)           Each of the Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.  Each of the Subsidiaries is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company owns, directly or indirectly, all of the outstanding capital stock and equity interests of its Subsidiaries.

Section 4.02    Organizational Documents.  The Company has previously provided or made available complete copies of the Company Charter and the Company Bylaws (and in each case, all amendments thereto) and all such documents, are in full force and effect and no dissolution by the Company or any of the Company’s Subsidiaries, revocation or forfeiture proceedings regarding the Company or any of the Company’s Subsidiaries have been commenced.  The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the Company Charter or Company Bylaws and each of the Company’s Subsidiaries is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of its charter, bylaws or other organizational documents which individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

Section 4.03    Capitalization.

(a)           The authorized shares of stock of the Company consist of 200,000,000 shares of Company Common Stock, par value $0.001 per share, of the Company.  As of the date hereof, (i) 67,066,418 shares of Company Common Stock were issued and outstanding (excluding shares of Company Common Stock held by the Company in its treasury), (ii) 15,000,000 shares of Company Common Stock have been reserved for issuance pursuant to the 2001 Stock Option Plan and the 2005 Stock Option Plan (“Incentive Plans”), and (iii) Company Stock Options entitling the owners thereof to purchase 7,960,000 shares of Company Common Stock were outstanding.  As of the date of this Agreement, the Company had no Company Common Stock, or any other securities reserved for issuance or required to be reserved for issuance other than as described above.   All such issued and outstanding shares of the Company and its Subsidiaries are, and all shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights purchase option, call option, right of first refusal, subscription agreement, or any other similar right under the Company Charter, the Company Bylaws or any agreement to which the Company is party or by which it is bound.

(b)           Except for the Company Stock Options, there are no existing options, warrants, calls, subscription rights, exercisable, convertible or exchangeable securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Company to issue, transfer or sell any Company Common Stock or any investment that is convertible into or exercisable or exchangeable for any such shares.

EXECUTION COPY

(c)           The Company has not issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards or “phantom” shares.

(d)           There are no agreements or understandings to which the Company is a party with respect to the voting of any securities of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of such shares.

Section 4.04    Authority; Validity and Effect of Agreements.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and all documents and agreements contemplated by this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company.  No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than (i) the Company’s Shareholder Meeting, (ii) the vote of at least a majority of the outstanding shares of Company Common Stock entitled to vote for the approval and adoption of this Agreement (the “Company Shareholder Approval”) and (iii) the filing and recordation of appropriate merger documents as required by the FBCA.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by  each of Parent and MergerSub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 4.05    No Conflict; Required Filings and Consents.

(a)           Subject to the receipt of the Company Shareholder Approval, the execution and delivery by the Company of this Agreement and all documents and agreements contemplated by this Agreement, including the Merger, do not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate the Company Charter or the Company Bylaws, or (ii) assuming that all consents, approvals, authorizations and other actions described in this Section 4.05 have been obtained and all filings and obligations described in this Section 4.05 have been made, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries, is bound.

(b)           The execution and delivery by the Company of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) applicable requirements, if any, of the Toronto Stock Exchange, (C) compliance with Multilateral Instrument 61-101 (“MI 61-101”) of the Canadian Securities Administrators, unless exempted, (D) the filing with the SEC of a proxy statement (as amended or supplemented from time to time the “Proxy Statement”), and other written communications that may be deemed “soliciting materials” under Rule 14a-12, (E) the filing with the SEC of Schedule 13E-3 and amendments thereto, (F) the filing of the Articles of Merger with, and the acceptance for record thereof by, and the Secretary of State of the State of Florida, and (G) other filings as may be required in connection with state or local transfer Taxes, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Company Material Adverse Effect.

EXECUTION COPY

(c)           As of the date hereof, the Company Board, at a meeting duly called and held at which a quorum of the directors of the Company Board were present in person or by telephone in compliance with the applicable provisions of the FBCA and the Company Bylaws, duly adopted resolutions (i) declaring that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interest of the Company and its shareholders, (ii) adopting and approving this Agreement and the transactions contemplated hereby, including the Merger, in accordance the requirements of the FBCA, and (iii) subject to the terms and conditions set forth herein, recommending approval and adoption of this Agreement and the Merger by its shareholders, (iv) taking all corporate action required to be taken by the Company Board to authorize and approve the consummation of the Merger and the transactions contemplated hereby, and (v) electing, to the extent permitted by applicable Laws, to make inapplicable all state takeover laws or similar Laws, to the extent they might otherwise apply to the execution, delivery, performance or consummation of this Agreement or the transactions contemplated hereby, and none of the aforesaid actions by the Company Board has been amended, rescinded or modified as of the date hereof.  No further corporate action is required by the Company Board in order for the Company to approve this Agreement or the transactions contemplated hereby, including the Merger.

Section 4.06    Permits; Compliance with Laws.

(a)           The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for them to carry on their business as it is now being conducted (collectively, the “Permits”).

(b)           Neither the Company nor any of its Subsidiaries is in conflict with, or in default, breach or violation of, (i) any Laws applicable to the Company or any of its Subsidiaries, or by which any property or asset of the Company or any of its Subsidiaries is bound, or (ii) any Permit, in either case which individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

Section 4.07    SEC Filings; Financial Statements

(a)           SEC Filings.  The Company has timely filed or furnished all forms, reports, schedules, registration statements, proxy statements and other documents (including all exhibits, schedules and supplements) required to be filed or furnished by it with the SEC since December 31, 2008 (the “Company SEC Documents”).  Except as set forth in Section 4.07(a) of the Disclosure Schedule, the Company SEC Documents, each as amended prior to the date hereof, (i) have been prepared in all material respects in accordance and compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except for such non-compliance as would not reasonably be expected to have a Company Material Adverse Effect, and (ii) did not, when filed or as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.   To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents are the subject of ongoing SEC review or outstanding SEC comment. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

EXECUTION COPY

(b)           Financial Statements.  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the “Company Financials”):  (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act) and (iii) fairly and accurately presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated.  The Company does not intend to correct or restate, and to the Knowledge of the Company, there is not any basis to correct or restate, any of the Company Financials.  The consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 2009 contained in the Company SEC Documents is hereinafter referred to as the “Company Balance Sheet.”  Except as disclosed in the Company Financials or set forth in Section 4.07(b) of the Disclosure Schedule, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for (i) liabilities incurred since the date of the Company Balance Sheet in the Ordinary Course and (ii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby.  The Company has not had any dispute with any of its auditors regarding material accounting matters or policies during any of its past two fiscal years or during the current fiscal year-to-date.

Section 4.08    Absence of Certain Changes or Events.  Other than as set forth in the Company SEC Documents, since the date of the Company Balance Sheet through the date hereof, there has not been, accrued or arisen:

(a)           any Company Material Adverse Effect;

(b)           any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s or any of its Subsidiaries’ capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their pre-existing agreements;

(c)           any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock;

(d)           any granting by the Company or any of its Subsidiaries, whether orally or in writing, of any material increase in compensation or fringe benefits payable (i) to officers or senior management of the Company or any of its Subsidiaries or (ii) to any non-officer and non-senior management employees of the Company or any of its Subsidiaries other than in the Ordinary Course or any amendment, modification or waiver of any provisions of any benefit plan or policy of the Company or any of its Subsidiaries (or the adoption of any new benefit plan or policy by the Company or any of its Subsidiaries);

EXECUTION COPY

(e)           any change by the Company or any of its Subsidiaries of severance, termination or bonus policies and practices (excluding sales commissions) or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events);

(f)            any adoption of a plan of complete or partial liquidation or dissolution or adoption of resolutions providing for or authorizing such liquidation or dissolution; or

(g)           any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP.

Section 4.09    Taxes.

(a)           Definition of Taxes.  For the purposes of this Agreement, “Tax” or “Taxes” shall mean (i) any and all federal, state, local, provincial and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 4.09(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium Tax relief or similar arrangement) and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 4.09(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement or otherwise obligated to make any payment determined by reference to the Tax liability of a third party.

(b)           Tax Returns and Audits.

(1)           The Company and each of its Subsidiaries have (a) timely filed or caused to be filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes concerning or attributable to the Company or any of its Subsidiaries, and such Returns are true, correct, and complete in all material respects and have been completed in accordance with applicable Laws and (b) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Governmental Authority) all Taxes required to be paid or withheld whether or not shown as due on any Return.  To the Knowledge of the Company, no claim has ever been asserted in writing by any Governmental Authority to the Company or any of its Subsidiaries in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation to pay material Taxes.  Except as set forth in Section 4.09(b) of the Disclosure Schedule, there are no liens for material Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(2)           Neither the Company nor any of its Subsidiaries has any Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

EXECUTION COPY

(3)           No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(4)           No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed by any Tax authority to the Company or any of its Subsidiaries or any representative thereof that remains unpaid.

Section 4.10    Title to Property.

(a)           Properties.  Except as disclosed in the Company SEC Documents, neither the Company nor any of its Subsidiaries owns any real property.  All real property leases (“Lease Documents”) are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of the Lease Documents, any existing breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries or, to the Knowledge of the Company, and third Person under any of the Lease Documents, in each case subject to the Enforceability Exceptions.

(b)           Valid Title.  The Company and each of its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real, personal and mixed, reflected in the latest Company Financials included in the Company SEC Documents, free and clear of any Liens except (i) as reflected in the Company Balance Sheet, (ii) (A) statutory liens for Taxes or other payments that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Laws; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) statutory purchase money liens (clauses (A), (B), (C) and (D) collectively, the “Permitted Liens”) and (iii) such imperfections of title and encumbrances, if any, which do not materially impair the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties.

Section 4.11    Intellectual Property.

(a)           To the Knowledge of the Company, the Company or its Subsidiaries own, and/or are licensed or otherwise possess rights to use the entire right, title and interest to: (i) all patents and patent applications existing, trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions, technology, computer programs and software; (iii) trade secrets, including confidential and other non-public information; (iv) writings, designs, copyrights, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; (vi) internet websites, domain names and applications and registrations pertaining thereto; and (vii) other intellectual property rights (collectively, “Company Intellectual Property”), that are used in the businesses of the Company and its Subsidiaries as currently conducted.

(b)           To the Knowledge of the Company, there are no infringements of any Company Intellectual Property by any third party and the conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe in any material respect any proprietary right of a third party. There are no actions pending or, to the Knowledge of the Company, threatened that assert the invalidity, misuse, infringement or unenforceability of any of the Company Intellectual Property.

EXECUTION COPY

Section 4.12   Proxy Statement.  None of the information to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, (i) at the time of filing the Proxy Statement with the SEC, (ii) at the time of mailing the Proxy Statement, (iii) at the time of the Company Shareholders’ Meeting, or (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur that is required to be described in the Proxy Statement such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of Company.  The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

Section 4.13   Restriction on Business Activities.  Except as set forth in the Company’s SEC Documents, neither the Company nor any of its Subsidiaries is party to or bound by any Company Material Contract containing any covenant limiting in any material respect the right of the Company or any of its Subsidiaries to make use of any material Company Intellectual Property.

Section 4.14    Governmental Authorizations.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any material interest in any of their respective properties or (ii) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted or the holding of any such interest (“Governmental Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be, and are in full force and effect.  As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notification from a Governmental Authority regarding any pending suspension or cancellation of any of the Governmental Authorizations and, to the Knowledge of the Company, threatened suspension or cancellation.

Section 4.15    Litigation.  Except as set forth in the Company SEC Documents, there is (i) no material action, suit, claim or proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible), or (ii) no investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) by or before any Governmental Authority.   There is no material action, suit, proceeding, arbitration or, to the Knowledge of the Company, investigation involving the Company, which the Company presently intends to initiate.

Section 4.16    Compliance with Laws.  Neither  the Company nor any of its Subsidiaries is in violation or default of any Laws applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound or any of their respective properties is bound or affected, other than such violations or defaults that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.  There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

EXECUTION COPY

Section 4.17    Environmental Matters.

(a)           Environmental Compliance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with the Environmental Laws, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under the Environmental Laws, and compliance with the terms and conditions thereof.  Neither the Company nor any of its Subsidiaries have received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries are not in such compliance.

(b)           Environmental Liabilities.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed.  In addition, there has been no past or present release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would reasonably be expected to form the basis of any material Environmental Claim against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed, or otherwise result in any material costs or liabilities under Environmental Law.

Section 4.18    Brokers’ and Finders’ Fees.  No broker, finder or investment banker or other Person (other than the fee payable to Canaccord Adams ( the “Company Financial Advisor”)) is entitled to any brokerage, finder’s or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor has the Company or any of its Subsidiaries entered into any indemnification agreement or arrangement with any Person specifically in connection with this Agreement and the transactions contemplated hereby.

Section 4.19    Opinion of Company Financial Advisor.  The Special Committee of the Company Board has received an opinion of the Company Financial Advisor, to the effect that, as of the date of such opinion, and subject to various assumptions, qualifications and limitations, the Company Common Stock Merger Consideration to be received by the holders of Company Common Stock other than Parent, MergerSub, Mr. Han  and their respective affiliates (the “Unaffiliated Shareholders”) in the Merger pursuant to this Agreement is fair, from a financial point of view, to the Unaffiliated Shareholders.  A complete copy of the Company Financial Advisor’s written opinion will be made available to Parent as soon as practicable after the date of this Agreement; it being agreed that the Company Financial Advisor’s opinion may not be relied upon by Parent, MergerSub, Mr. Han, or any of their respective affiliates (other than the Company Board and the Special Committee of the Company Board).

Section 4.20    Transactions with Affiliates.  Except as disclosed in the Company SEC Documents, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.21    Employee Benefit Plans and Compensation.  The Company does not have any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or any  “specified fringe benefit plans” (as defined in Section 6039D of the Code (collectively, the “Plans”).  Neither the negotiation, execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event:  (i) result in any payment (including, but not limited to, any retention bonuses, parachute payments or noncompetition payments) becoming due to any employee or former employee or group of employees or former employees of the Company or any of its Subsidiaries; or (ii) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a current or former employee of the Company or any of its Subsidiaries.

EXECUTION COPY

Section 4.22    Insurance.  The Company has made available to Parent true, correct and accurate copies of all insurance policies and fidelity bonds material to the business of the Company that are in effect as of the date hereof and all such policies are in full force and effect.  As of the date of this Agreement, there is no material claim by the Company or any of its Subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

Section 4.23    Investment Company Act of 1940.  None of the Company or any of its Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 4.24    Contracts.  All “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (“Company Material Contract”) are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.   Neither the Company nor any of its Subsidiaries have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.25    Takeover Statutes.  The Company has taken all appropriate and necessary actions to exempt this Agreement, the Merger and all the transactions contemplated herein from the requirements and restrictions of Sections 607.0901 and 607.0902 of the FBCA.

Section 4.26    No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Article IV, none of the Company or any other Person makes any representation or warranty on behalf of the Company and any of its Subsidiaries in connection with this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERSUB

Parent and MergerSub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01    Due Incorporation Good Standing and Operations.  The Parent  is a company duly organized, validly existing and in good standing under the laws of Hong Kong and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  MergerSub  is a corporation duly incorporated, validly existing and in good standing under the Laws of Florida  and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each of Parent and MergerSub has been formed solely for the purpose of entering into this Agreement and engaging in the transactions contemplated by this Agreement.  As of the date hereof, neither Parent nor MergerSub has incurred any liabilities other than as contemplated by this Agreement.

EXECUTION COPY

Section 5.02    Authorization; Binding Agreement.  Parent and MergerSub  have all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by each of the board of directors of Parent and MergerSub, as appropriate, and no other proceedings on the part of Parent or MergerSub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and MergerSub and constitutes the legal, valid and binding agreement of Parent and MergerSub, enforceable against each of Parent and MergerSub in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03    Governmental Approvals.  The execution and delivery by Parent and MergerSub  of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) the filing of the Articles of Merger with, and the acceptance for record thereof by, the Secretary of State of the State of Florida, and (B) other filings as may be required in connection with state or local transfer Taxes, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Parent or MergerSub   Material Adverse Effect.

Section 5.04    No Violations.  The execution and delivery of this Agreement, the Merger, the consummation of the other transactions contemplated hereby and compliance by Parent and MergerSub with any of the provisions hereof, will not (i) conflict with or result in any breach of any provision of the articles of incorporation or Bylaws or other governing instruments of Parent or MergerSub, as applicable, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement or other instrument to which Parent  is a party or by which its assets are bound, (iii) result in the creation or imposition of any Lien of any kind upon any of the assets of Parent or MergerSub or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.03, contravene any Law to which Parent or MergerSub or its or any of their respective assets or properties are subject.

Section 5.05    Proxy Statement.  The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any of the documents required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the Merger, including the Proxy Statement, if any, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (x) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, and (y) in the case of any document other than the Proxy Statement, at the time of the filing with the SEC of such document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof to the Company’s shareholders.

EXECUTION COPY

Section 5.06    Financing.

(a)           At or prior to the Closing, Parent and MergerSub will have sufficient cash and cash equivalents available to perform its obligations hereunder, including payment of the aggregate of the Company Common Stock Merger Consideration and the Option Merger Consideration pursuant to the Merger.  The Parent agrees to deposit an aggregate amount of $3,000,000 in cash into a segregated account directed by the Company to be used as part of the payment of the Company Common Stock Merger Consideration and Option Merger Consideration as follows: $1,000,000 upon signing of this Agreement and $2,000,000 upon the filing of the Definitive Proxy Statement with the SEC (the “Deposit”).   Mr. Han on behalf of himself and Ms. Deng, Chief Operating Officer, or Mr. Wong, Chief Financial Officer, on behalf of the Company shall have joint control over such segregated account.  As of the Effective Time, Parent shall have sufficient funds in cash to enable Parent to make all payments in respect of its obligations pursuant to this Agreement and to pay fees and expenses related to this Agreement, and the transactions contemplated hereby.  The parties may agree to use the Deposit under this Section 5.06 as part of the Exchange Fund.

In the event this Agreement is terminated pursuant to Sections 9.01 (a), (b), (c), (d), (e), or (f), then the Deposit will be returned to Mr. Han.  In the event that this Agreement is terminated pursuant to Section 9.01(g), then Parent will pay from the Deposit the Mr. Han Termination Fee set forth in Section 9.03(c) and any remaining balance shall be returned to Parent.

(b)           Parent, Mr. Han and MergerSub acknowledge and agree that the consummation of the transactions contemplated by this Agreement is not conditional upon the receipt by Parent, Mr. Han or MergerSub of the proceeds of the financing of the Commitment Letter, or any other financing arrangement, and that any failure by Parent to have available the funds to pay the Company Common Stock Merger Consideration and the Option Merger Consideration at the time the conditions to Closing set forth in Article VIII are satisfied or capable of satisfaction shall constitute a breach of this Agreement by Parent and MergerSub and entitle the Company to terminate this Agreement in accordance with Section 9.01(g) and to the remedies and relief set forth in Section 9.03(c).

Section 5.07.   Brokers’ and Finders’ Fees.  No broker, finder or investment banker or other Person engaged by, or otherwise acting on behalf of, Parent and MergerSub is entitled to any brokerage, finder’s or any similar charges in connection with this Agreement or any transaction contemplated hereby for which the Company or any of its Subsidiaries shall have any liability prior to the Effective Time.

Section 5.08    Control and Management.  Mr. Han represents that he has sole control over Parent  and that neither he, Parent nor MergerSub has entered into any arrangement, agreement or understanding with any current director or executive officer of the Company that they will be hired by Mr. Han or his affiliate subsequent to Effective Time.

Section 5.09    No Other Representations or Warranties.  Except for the representations and warranties made by Parent and MergerSub in this Article V, none of Parent, MergerSub or any other Person makes any representation or warranty on behalf of Parent, MergerSub or any of their respective Subsidiaries in connection with this Agreement.

Section 5.10    Takeover Statutes.  Parent and MergerSub have taken all appropriate and necessary actions to exempt this Agreement, the Merger and all the transactions contemplated herein from being subject to the valuation requirements of MI 61-101.

EXECUTION COPY

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01    Conduct of Business by Company Pending the Merger.  The Company agrees that, between the date of this Agreement and the Effective Time, except as required, permitted or otherwise contemplated by this Agreement and except with the prior written consent of Parent, the businesses of the Company and its Subsidiaries shall be conducted in, and the Company and its Subsidiaries shall not take any action except in, the Ordinary Course; and the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of its present officers, managers and employees and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations.   Neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, do any of the following without the prior written consent of Parent, provided, however, that consent of the Parent shall be deemed to have been given if Parent does not object within five (5) Business Days from the date on which written notice is received by Parent:

(a)           take any action that would have been required to be disclosed under Section 4.08 if such action had been taken prior to the date hereof;

(b)           amend or otherwise change any provision of the Company Charter, Company Bylaws, or similar organizational or governance documents;

(c)           authorize for issuance, issue or sell or agree or commit to issue or sell any shares of any class of capital stock of the Company or any of its Subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any of its Subsidiaries, other than the issuance of Company Common Stock upon exercise of Company Stock Options outstanding on the date of this Agreement; (ii) adopt any new incentive plan or any equity based compensation plan; (iii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the exercise of Company Stock Options; (iv) reclassify, combine, split, or subdivide any stock of the Company or any of its Subsidiaries; or (v) set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any of its Subsidiaries.

(d)           (i) materially amend or terminate, or waive compliance with the material terms of or material breaches under, any Company Material Contract, or (ii) fail to comply, in any material respect, with the terms of any Company Material Contract, or (iii) enter into any new Contract or agreement that, if entered into prior to the date of this Agreement, would have been a Company Material Contract;

(e)           pre-pay any long-term debt, except in the Ordinary Course (which shall be deemed to include, without limitation, pre-payments or repayments of lines of credit facilities or other similar lines of credit, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto in accordance with their terms, as such loans become due and payable), or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the Ordinary Course;

EXECUTION COPY

(f)            waive, release, assign, settle or compromise any material litigation other than settlements of, or compromises for, any litigation where (i) the amounts paid or to be paid are covered by insurance coverage maintained by the Company and (ii) the settlement or compromise involves, directly or indirectly, only the payment of money damages and will not otherwise, directly or indirectly, materially and adversely affect the conduct of the business of the Company going forward; provided, however, the Company shall not, without Parent’s consent, waive, release, assign, settle or compromise (A) any litigation where Company is adverse to a Related Party, (B) any of the claims, liabilities or obligations listed on Section 6.01(e) of the Disclosure Schedule, or (C) any material litigation first filed after the date hereof, except to the extent permitted by Section 6.01(e).

(g)           except as provided in Section 7.03, take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied or that would reasonably be expected to materially delay the consummation of, or materially impair the ability of the Company to consummate the Merger or any other transaction contemplated by this Agreement in accordance with the terms hereof; and

(h)           except as provided in Section 7.03, announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

In connection with the continued operation of the Company and its Subsidiaries, the Company will confer in good faith with one or more representatives of Parent designated to the Company regarding operational matters and the general status of ongoing operations at such times reasonably requested by Parent and will notify Parent promptly of any event or occurrence that has had or may reasonably be expected to have a Company Material Adverse Effect.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01    Preparation of Proxy Statement; Shareholders’ Meeting.

(a)           As soon as reasonably practicable following the date of this Agreement, the Company, acting through the Company Board, shall in accordance with applicable Law, the Company Charter, and the Company Bylaws: (i) duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following no further comments from the SEC of the Proxy Statement for the purpose of securing the Company Shareholder Approval (such meeting, and any postponement or adjournment thereof, the “Company Shareholders Meeting”), (ii) except to the extent that the Company Board has effected or effects a Company Adverse Recommendation Change in accordance with the terms of Section 7.03(d), the Company shall, through the Company Board, advise and recommend to its shareholders the approval of the Merger (the “Merger Recommendation”) and shall include such recommendation in the Proxy Statement and (iii) use its commercially reasonable efforts to solicit from holders of shares of Company Common Stock proxies in favor of the adoption of this Agreement and take all other action necessary or advisable to secure, at the Company Shareholders’ Meeting, the Company Shareholder Approval.

EXECUTION COPY

(b)           As soon as reasonably practicable following the date of this Agreement, the Company shall (i) prepare and file with the SEC the preliminary Proxy Statement and Schedule 13E-3, which filing shall be no later than 30 days following the date of this Agreement, (ii) mail to its shareholders the Proxy Statement a sufficient time prior to the Company Shareholders Meeting, which shall be held no later than 60 days after the date that the Company is able to file its definitive Proxy Statement with the SEC, and (iii) otherwise comply in all material respects with all legal requirements applicable to the Company Shareholders Meeting.   Parent, MergerSub and the Company will cooperate and consult with each other in the preparation of the Proxy Statement.  Without limiting the generality of the foregoing, Parent and MergerSub will furnish as soon as reasonably practicable to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.  The Company shall use its commercially reasonable efforts to resolve all SEC comments (in consultation with Parent ) with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement to be mailed to the holders of Company Common Stock as promptly as practicable after the Proxy Statement is cleared with the SEC.  Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent and MergerSub with a reasonable opportunity to review and comment on the Proxy Statement or such response and shall include in such documents or response comments reasonably proposed by Parent and MergerSub. Parent, MergerSub and the Company agree to correct as soon as reasonably practicable any information provided by it for use in the Proxy Statement which shall have become false or misleading.  If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the shareholders of the Company.  The Company shall as promptly as practicable (i) notify Parent and MergerSub of the receipt of any oral or written comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide Parent and MergerSub with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

(c)           At the Company Shareholders’ Meeting, each of Mr. Han and Parent  shall vote, and Parent shall cause its Subsidiaries to vote, all shares of Company Common Stock Beneficially owned by each of Mr. Han, Parent and Parent’s Subsidiaries in favor of the adoption and approval of this Agreement and the Merger.

Section 7.02    Access to Information; Confidentiality.  Subject to applicable Law and confidentiality agreements, from the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries and the officers, directors, employees, auditors and agents of the Company and its Subsidiaries to afford Parent, following notice from Parent  to the Company in accordance with this Section 7.02, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, contracts, commitments, books and records of the Company and each of its Subsidiaries, and all other financial, operating and other data and information and any other information concerning its business, properties and personnel as Parent  may reasonably request.  Notwithstanding the foregoing, neither Parent  nor any of its representatives shall (i) contact or have any discussions with any of the customers, employees, agents or representatives of the Company or its Subsidiaries, unless in each case Parent  obtains the prior written consent of the Company, which shall not be unreasonably withheld, (ii) damage any property or any portion thereof, or (iii) perform any onsite procedure or investigation (including any onsite environmental investigation or study) unless in each case Parent  obtains the prior consent of the Company, which shall not be unreasonably withheld.  Parent  shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior  notice thereof, setting forth the inspection or materials that Parent  or its representatives intend to conduct or review, as applicable.  The Company shall be entitled to have representatives present at all times during any such inspection.  Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (x) jeopardize the attorney-client privilege of the Company, the Company Board or any committee thereof or the Company’s Subsidiaries, or (y) contravene any Law or binding agreement entered into prior to the date of this Agreement, provided, that, if requested to do so by Parent, the Company shall use its commercially reasonable efforts to obtain a waiver from the counterparty.

EXECUTION COPY

Section 7.03    Acquisition Proposals.

(a)           Subject to Sections 7.03(b), 7.03(c) and 7.03(d), from the date of this Agreement to any time prior to obtaining the Company Shareholder Approval (“No Shop Period”), none of the Company or any of its Subsidiaries shall, nor shall any of them authorize or permit, directly or indirectly, any of their respective officers, trustees, directors, employees, investment bankers, financial advisors, accountants, attorneys, brokers, finders or other agents, advisors or representatives (each, a “Representative”) to, directly or indirectly: (i) initiate, solicit, encourage or knowingly take any other action to facilitate (including by way of furnishing information (other than public information widely disseminated through Company SEC Documents, press releases or other similar means) or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; (ii) initiate or participate in any discussions or negotiations, or furnish to any Person not a party to this Agreement any information in furtherance of any inquiries that could reasonably be expected to lead to an Acquisition Proposal; (iii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal (including any letter of intent, agreement in principle, memorandum of understanding, expense reimbursement agreement, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or intended to, or that would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement), or that is intended or that could reasonably be expected to result in the abandonment, termination or failure to consummate the Merger or any other transaction contemplated by this Agreement); or (iv) fail to make, withdraw or modify in a manner adverse to Parent  or publicly propose to withdraw or modify in a manner adverse to Parent the Merger Recommendation (it being understood that, subject to and without limitation of Section 7.03(e), taking a neutral position or no position with respect to any Acquisition Proposal shall be considered an adverse modification), or recommend, adopt or approve, or publicly propose to recommend, adopt or approve, a Acquisition Proposal, or take any action or make any statement inconsistent with the Merger Recommendation (any of the foregoing in this clause (iv), a “Company Adverse Recommendation Change”).  As of the date of this Agreement,  the Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated immediately any discussions, negotiations or communications with any party or parties that are currently ongoing with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal.

(b)           The Company shall promptly notify Parent  in writing (as soon as is reasonably practicable, but in any event no later than two Business Days from initial receipt or occurrence) of any Acquisition Proposal or any communications (written or oral) with respect to any Acquisition Proposal (including the material terms and conditions thereof and the identity of the Person making the Acquisition Proposal) which any of the Company or any of its Subsidiaries or any such Representative may receive after the date hereof, and the Company shall promptly provide to Parent  copies of any written materials received and a written summary of any other communications made in connection with the foregoing, and shall keep Parent  informed on a prompt basis as to the status, material terms and conditions and any material developments regarding any such proposal.

EXECUTION COPY

(c)           Notwithstanding Section 7.03(a) and Section 7.03(b) or any other provision of this Agreement to the contrary, following the receipt by the Company or any of its Subsidiaries, during the No Shop Period, of an Acquisition Proposal (that was not solicited, encouraged or facilitated in violation of Section 7.03(a) or Section 7.03(b)), the Company Board may (directly or through Representatives) contact such Person and its advisors solely for the purpose of clarifying the Acquisition Proposal, or the material terms thereof, the conditions to and its likelihood of consummation, so as to determine whether the Acquisition Proposal is reasonably likely to lead to a Superior Proposal.  If the Company Board determines in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, the Company Board may, if the Company Board determines in good faith (after consulting with outside legal counsel) that failure to take such action would be inconsistent with its duties under applicable Law, (A) furnish non-public information with respect to the Company and its Subsidiaries to the Person who made such Acquisition Proposal provided, however, that the Company (1) concurrently furnishes such information to Parent  and (2) furnishes such information pursuant to a confidentiality agreement, (B) discloses to its shareholders any information required to be disclosed under applicable Law and (C) participates in negotiations regarding such Acquisition Proposal. Notwithstanding anything in this Section 7.03 to the contrary, the Company shall not be required to provide to Parent any information which the Company deems in good faith to be not appropriate for disclosure to Parent due to competitive concerns, or if the exchange of such information, as reasonably determined by the Company’s outside legal counsel, would be reasonably likely to result in the Company or the Merger violating applicable anti-trust Laws.

(d)           Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Company Shareholder Approval, if (1) the Company has received an Acquisition Proposal that has not been withdrawn or abandoned, and the Company Board or a duly authorized committee thereof determines in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal is a Superior Proposal, or (2) in the absence of an Acquisition Proposal, the Company Board or a duly authorized committee thereof determines in good faith (after consultation with outside legal counsel and financial advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, then the Company Board may make a Company Adverse Recommendation Change; provided, however, that (A) no Company Adverse Recommendation Change shall be made until after the third (3rd) Business Day following Parent ‘s receipt of written notice from the Company (i) advising Parent  that the Company Board has determined that the Company Board intends to make a Company Adverse Recommendation Change, (ii) if the basis of the proposed Company Adverse Recommendation Change is a Superior Proposal, advising Parent  of the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice be provided to Parent  and a new three (3) Business Day period), and (iii) if the basis of the proposed Company Adverse Recommendation Change is a Superior Proposal, representing that the Company has complied with this Section 7.03, (B) during such three (3) Business Day period, the Company, if requested by Parent , shall negotiate with Parent  in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board to proceed with its Merger Recommendation, and not make a Company Adverse Recommendation Change, and (C) the Company shall not make a Company Adverse Recommendation Change if, prior to the expiration of such three (3) Business Day period, Parent  delivers a definitive proposal to adjust the terms and conditions of this Agreement such that the Company Board determines in good faith (after consultation with outside legal counsel and financial advisors) that its fiduciary duties no longer require it to make a Company Adverse Recommendation Change.

(e)           Nothing in this Section 7.03 or elsewhere in this Agreement shall prevent the Company Board from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal; provided, however, that compliance by the Company with such obligations shall not relieve the Company of any of its obligations under the provisions of this Section 7.03.  In addition, it is understood and agreed that, for purposes of this Agreement (including Article VIII), a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not in and of itself be deemed a Company Adverse Recommendation Change.

EXECUTION COPY

Section 7.04   Employee Benefits Matters.  As of the Effective Time, Parent  shall, with respect to the Company Employees who become employees of Surviving Corporation at the Effective Time, continue to recognize all accrued and unused vacation days, holidays, personal, sickness and other paid time off days (including banked days) that have accrued to such employees through the Effective Time, and Parent  will allow such employees to take their accrued vacation days, holidays and any personal and sickness days in accordance with such policies as it may adopt after the Effective Time. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Stock Options to acquire Company Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

Section 7.05    Directors’ and Officers’ Indemnification.

(a)           Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company Charter, the Company Bylaws or this Agreement or, if applicable, similar organizational documents or agreements of any of the Company’s Subsidiaries, from and after the Effective Time, Parent  and Surviving Corporation shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the Effective Time serving as a director, officer, trustee, or fiduciary of the Company or its Subsidiaries (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; (ii) at Parent and Surviving Corporation’s  own expense and with their own counsel, defend or settle such Claim on behalf of the Indemnified Parties;  provided, however, that  (x) the Parent and Surviving Corporation shall keep the Indemnified Parties informed of all material developments and events relating to such Claim, (y) the Indemnified Parties  shall have the right to participate, and (z) the Parent and Surviving Corporation shall not settle such Claim without the prior written consent of the Indemnified Parties; provided further however, that if there is a conflict between the Indemnified Parties, Parent and Surviving Corporation, and counsel of the Parent and Surviving Corporation cannot represent Indemnified Parties, then the Indemnified Parties shall have the right to be represented by a separate counsel of his or her choice, subject to the approval of the Parent and Surviving Corporation, which consent shall not be unreasonably withheld, and in which event Parent and Surviving Corporation shall promptly pay counsel for the Indemnified Parties, including any request for advancement of expenses of up to $10,000 for Indemnified Parties; and (iii) promptly pay on behalf of the Indemnified Parties to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any D&O Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any D&O Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security (but subject to Parent ‘s or Surviving Corporation’s, as applicable, receipt of a written undertaking by or on behalf of such Indemnified Party, if required by applicable Law, to repay such D&O Expenses if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to be indemnified).  The indemnification and advancement obligations of Parent  and Surviving Corporation pursuant to this Section 7.05(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of the Company or its Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives.  As used in this Section 7.05(a):  (1) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other person at or prior to the Effective Time at the request of the Company or any of its Subsidiaries; and (2) the term “D&O Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.05(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party.  Neither Parent  nor Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such claim, demand, Action, suit, proceeding, inquiry or investigation or such Indemnified Party otherwise consents thereto.

EXECUTION COPY

(b)           Without limiting the foregoing, Parent and MergerSub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries as provided in the Company Charter and Company Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Company’s Subsidiaries) and indemnification agreements of the Company or any of its Subsidiaries shall be assumed by Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c)           From the Effective Time, the articles of incorporation of Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Company Charter and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d)           If Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Surviving Corporation assume the obligations set forth in this Section 7.05.

EXECUTION COPY

(e)           Parent shall cause Surviving Corporation to perform all of the obligations of Surviving Corporation under this Section 7.05 and the parties acknowledge and agree that Parent  guarantees the payment and performance of Surviving Corporation’s obligations pursuant to this Section 7.05.

(f)           This Section 7.05 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company, Parent and Surviving Corporation.  Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.05.

Section 7.06    Further Action; Reasonable Efforts.

(a)           Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, including using its commercially reasonable efforts to obtain all Permits, Consents, exemptions, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger, and (ii) execute and deliver any additional documents or instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)           The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to this Section 7.06(b), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law, providing copies of all related documents to the non-filing party and their advisors prior to filing, and, to the extent practicable, neither of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party.  Each party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement.  To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority.

Section 7.07    Transfer Taxes.  Parent  and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes.

EXECUTION COPY

Section 7.08    Public Announcements.  Until the Closing, or in the event of termination of this Agreement, each party shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other.  Notwithstanding anything to the contrary in this Agreement, the Company and its Affiliates, and Mr. Han and his Affiliates, shall, in accordance with their respective legal obligations, including but not limited to filings permitted or required by the Securities Act and the Exchange Act, FINRA and other similar regulatory bodies, make (i) such press releases and other public statements and announcements (“Releases”) as the Company,  Mr. Han or their respective Affiliates, after discussion with their respective legal counsel, deem necessary and appropriate in connection with this Agreement and the transactions contemplated hereby, and (ii) any and all statements the Company or Mr. Han deem in their respective sole judgment to be appropriate in any and all filings, reports, prospectuses and other similar documents filed with the SEC or other regulatory bodies.  Each of the Company and Mr. Han shall use reasonable efforts to provide the other party with a copy of any Releases before any publication of same; provided that, if the content of the Release is, in the reasonable judgment of the Company or Mr. Han, after discussion with its or his respective legal counsel, materially similar to the content of a Release previously provided to the other party, then the Company or Mr. Han as the case may be, shall have no obligation to provide the other party with a copy of such Release.  The non-disclosing party may make comments to the disclosing party with respect to any such Releases provided to the non-disclosing party and the disclosing party shall take such comments into account and incorporate reasonable comments into the Releases.  Notwithstanding anything in this Section 7.08 to the contrary, the parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

Section 7.09    Termination of OTCBB Quotation and Toronto Stock Exchange Listing.  Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of FINRA to enable the termination of quotation by the Surviving Corporation of the Company Common Stock from the OTCBB and Toronto Stock Exchange.

Section 7.10    Company’s Expenses and Obligations.  The Company agrees that on or before the Closing it will have paid all of the Company’s expenses resulting from the process followed by the Company to make the determination to enter into this Agreement and any obligations to any third party arising from the Company’s entry into this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, including but not limited to, the expenses of the Company’s Special Committee of the Company Board, attorneys’ fees, accounting expenses associated with the Merger and the other transactions contemplated thereby, including the Proxy Statement, the Schedule 13E-3, and respective amendments thereto, the Company Financial Advisor and other representatives of or advisors to the Company (collectively “Company Closing Obligations and Expenses”).

Section 7.11    Resignations.  The Company shall use its commercially reasonable efforts to obtain and deliver to Parent at the Closing of the Merger evidence reasonably satisfactory to Parent of the resignations, effective as of the effective time of the Merger, of those directors and executive officers of the Company or any subsidiary thereof designated by Parent to the Company in writing and provide such directors and executive officers customary releases.

Section 7.12    Voting Commitment.  The Company shall use its commercially reasonable efforts to have each Mr. Zhanguo Weng, Ms. Xuemei Liu, Mr. Alexander Wick and Dr. Yiu Kwong Sun (each a “Supporting Shareholder”) execute and deliver to Parent simultaneously with the execution of this Agreement a Support Agreement substantially in the form of Exhibit A hereto (“Supporting Agreement”), committing each such person, among other things, to vote his or her shares of Company Common Stock in favor of the principal terms of the Merger at the Company’s Shareholders’ Meeting.

Section 7.13    SEC Filings.  The Company shall file all required reports with the SEC including but not limited to Annual Report on Form 10-K for the year ended December 31, 2009.

EXECUTION COPY

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01    Conditions to the Obligations of Each Party.  The respective obligations of the Company, Parent and MergerSub to consummate the Merger are subject to the satisfaction or waiver in writing (as permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a)           The Company shall have obtained the Company Shareholder Approval;

(b)           The Company shall have obtained approval of the merger by a majority of the outstanding shares of our common stock excluding shares held by Mr. Han, and

(c)           No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree, ruling or other legal restraint or prohibition (whether temporary, preliminary or permanent) or taken any other action (including the failure to have taken an action) which, in any such case, has become final and non-appealable and has the effect of enjoining, restraining, preventing or prohibiting the consummation of the Merger or making the consummation of the Merger illegal (“Governmental Order”).

Section 8.02    Additional Conditions to Obligations of Parent and MergerSub.  The obligations of Parent and MergerSub to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Company contained in this Agreement or otherwise made in writing by it pursuant hereto or otherwise made in connection with the Merger shall be true and correct in all material respects,  (i) as of the date of this Agreement to the extent such representations and warranties speak of such date, and (ii) at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, as of such earlier date) with the same force and effect as though made on and as of such date (including without limitation giving effect to any later obtained knowledge, information or belief of Company, Parent or MergerSub); provided, however, that notwithstanding anything herein to the contrary, this Section 8.02(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or will have, a Company Material Adverse Effect.

(b)           Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)           Court Proceedings.  No action, suit, proceeding, claim, arbitration or investigation shall be pending or threatened in which any Governmental Authority is a party wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent, restrain or otherwise interfere with the consummation of any of the transactions contemplated by this Agreement or (ii) affect adversely the right or powers of Parent  to own, operate or control the Company or any portion of the business or assets of the Company or Parent , and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

EXECUTION COPY

(d)           Officer’s Certificate.  The Company shall have delivered to Parent  a certificate, signed by the Chief Operating Officer of the Company and dated as of the Closing Date, to the effect that the conditions set forth in this Section 8.02 have been satisfied.

(e)           Performance of Obligations of the Supporting Shareholders.  Parent shall have received Supporting Agreement executed and delivered by each Supporting Shareholder of the Company as contemplated by Section 7.12, each of which shall remain in full force and effect.  The Supporting Shareholders shall have performed in all material respects all obligations required to be performed by them under the Supporting Agreement.

Section 8.03    Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a)           Representations and Warranties.  The representations, warranties, covenants and agreements of Parent and MergerSub contained in this Agreement or otherwise made in writing by it pursuant hereto or otherwise made in connection with the Merger shall be true and correct in all material respects, (i) as of the date of this Agreement to the extent such representations and warranties speak of such date, and (ii) at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, as of such earlier date) with the same force and effect as though made on and as of such date (including without limitation, giving effect to any later obtained knowledge, information or belief of Parent and MergerSub or Company); provided, however, that notwithstanding anything herein to the contrary, this Section 8.03(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, will have, an Parent or MergerSub Material Effect.

(b)           Agreements and Covenants.  Mr. Han, Parent and MergerSub shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)           Officer’s Certificate.  Parent shall have delivered to the Company a certificate, signed by an authorized officer of Parent and dated as of the Closing Date, to the effect that the conditions set forth in this Section 8.03 have been satisfied.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01    Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, notwithstanding the receipt of the Company Shareholder Approval, as follows (the date of any such termination, the “Termination Date”):

(a)           by mutual written consent of Parent  and the Company;

(b)           by either Parent or the Company, if 270 days (the “Outside Date”) shall have occurred and the Merger shall not have been consummated; provided, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement was the primary cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;

EXECUTION COPY

(c)           by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order; provided, however, that the terms of this Section 9.01(c) shall not be available to any party unless such party shall have used its commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger;

(d)           by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.02(a) or (b), and (ii) is either incurable, or if curable, is not cured by the Company by the earlier of (x) 30 days following receipt by the Company of written notice of such breach or failure and (y) the Outside Date; provided, at the time of the delivery of such written notice, Parent  shall not be in material breach of its obligations under this Agreement;

(e)           by Parent, if a Company Adverse Recommendation Change shall have occurred;

(f)           by the Company, if prior to obtaining the Company Shareholder Approval, (i) the Special Committee or the Company Board has concluded in good faith, after consultation with the Special Committee’s or the Company’s outside legal counsel and the Company Financial Advisor, that, in light of a Superior Proposal, failure to terminate this Agreement would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders (other than the holders of Mr. Han’s Shares) under applicable Law, (ii) the Company has complied in all material respects with Section 7.03, and (iii) concurrent with such termination, the Company enters into a definitive agreement with respect to such Superior Proposal; or

(g)           by the Company, if Mr. Han, Parent or MergerSub shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement, including but not limited to Section 5.06, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.03(a) or (b), and (ii) is either incurable, or if curable, is not cured by Parent or MergerSub by the earlier of (x) 30 days following receipt by Parent of written notice of such breach or failure and (y) the Outside Date, provided, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement.

Section 9.02    Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the provisions of this Section 9.02, Section 9.03 and Article X shall survive any such termination; provided, however, that nothing herein shall relieve any party hereto from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

Section 9.03    Fees and Expenses.

(a)           Except as otherwise set forth in this Section 9.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that out-of-pocket costs and expenses incurred in connection with printing and mailing the Proxy Statement shall be borne by the Company.

(b)           The Company agrees that if this Agreement is terminated:

EXECUTION COPY

(i)           pursuant to Section 9.01(e) and (A) at any time after the date hereof and prior to obtaining the Company Shareholder Approval, an Acquisition Proposal shall have been publicly announced prior to such Termination Date (and such Acquisition Proposal was not withdrawn before the Termination Date), and (B) concurrently with such termination or within twelve (12) months following the termination of this Agreement, the Company enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, then the Company shall pay to Parent, if and when consummation of such Acquisition Proposal occurs, an amount equal to $1,000,000 (the “Superior Offer Termination Fee”);

(ii)           pursuant to Section 9.01(f), then the Company shall pay to Parent the Superior Offer Termination Fee; or

(iii)           pursuant to Section 9.01(d) then the Company shall pay to Parent $400,000 (the “Company Termination Fee”).

The Company Superior Offer Termination Fee or Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds as soon as is reasonably practicable, but in any event no more than three (3) Business Days following the event giving rise to the obligation to make such payment.  Upon payment of the Company Superior Termination Fee or Termination Fee, the Company shall have no further liability to Mr. Han, Parent and MergerSub at law or in equity with respect to such termination, this Agreement or otherwise.

(c)           Mr. Han agrees that if this Agreement is terminated pursuant to Section 9.01(g), then Mr. Han shall pay to the Company an amount equal to $400,000 (“Mr. Han Termination Fee”).  Mr. Han Termination Fee shall be paid by Mr. Han as directed by the Company in writing in immediately available funds as soon as is reasonably practicable, but in any event no more than three (3) Business Days following such termination.  Payment by Mr. Han of Mr. Han Termination Fee shall be the Company’s sole and exclusive remedy against Mr. Han, Parent and MergerSub for failure to consummate the Merger and performance under this Agreement and shall be in lieu of all other relief.  It is understood and agreed that payment of the Parent Termination Fee represents the reasonable estimate of actual damages by the Company, Mr. Han, Parent and MergerSub and does not constitute a penalty.  Upon payment of the Mr. Han Termination Fee, Mr. Han, Parent and MergerSub  shall have no further liability to the Company at law or in equity with respect to such termination, this Agreement or otherwise.

(d)           Each of the Company, Parent and Mr. Han acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement.  In the event that the Company shall fail to pay the Company Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03.  In the event that Mr. Han shall fail to pay Mr. Han Termination Fee when due, Mr. Han  shall reimburse the Company for all reasonable costs and expenses actually incurred or accrued by the Company (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03.

Section 9.04    Waiver.  At any time prior to the Effective Time, the Company, on the one hand, and Parent, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent.  The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

EXECUTION COPY

ARTICLE X

GENERAL PROVISIONS

Section 10.01    Non-Survival of Representations and Warranties.  The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time.

Section 10.02     Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent, MergerSub or Mr. Han:

Mr. Yanlin Han
c/o Jade & Fountain
31 Floor, Tower B, Far East International Plaza
317 Xian Xia Road
Shanghai, 200051 China
Direct: +86 21 6235 1185
Fax:           +86 21 6235 1477
Attention :  Scott Y. Guan

if to the Company:

Dragon Pharmaceutical Inc.
Suite 310 - 650 West Georgia Street
Vancouver, BC Canada  V6B 4N9
Telephone No: (604) 669-8817
Facsimile No:   (604) 669-4243
Attention: Mr. Peter Mak, Chairperson of the Special Committee of the Board of Directors

with copies to:

Bullivant House Bailey PC
601 California Street, Suite 1800
San Francisco, CA  94108
Telephone No:  (916) 930-2500
Facsimile No:    (916) 930-2501
Attention:  Daniel B. Eng

Lang Michener LLP
1500 Royal Centre P.O. Box 11117
1055 West Georgia Street
Vancouver, BC V6E 4N7
Phone: 604-689-9111
Fax:      604-685-7064
Attention:  Leo Raffin

EXECUTION COPY

Section 10.03    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  To such end, the provisions of this Agreement are agreed to be severable.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.04    Amendment.  This Agreement may be amended by the parties hereto by action taken by Mr. Han or the  respective board of directors  (or similar governing body or entity) of the Parent, Company or MergerSub, at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made without further shareholder approval which, by Law, requires further approval by such shareholders.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.05    Entire Agreement; Assignment.  This Agreement, together with the Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

Section 10.06    Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to termination of this Agreement pursuant to Section 9.01, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity; provided, that, specific performance shall not be available to any party hereto to the extent that the party seeking specific performance would have the right upon termination of this Agreement pursuant to Section 9.01 to receive payment pursuant to Sections  9.03 (b), (c) or (d).

Section 10.07    Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Article III and Sections 7.04 and  7.05 (which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment or indemnification thereunder and may be enforced by such persons).

Section 10.08    Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 10.09    Governing Law; Enforcement and Forum.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

EXECUTION COPY

Section 10.10    Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.11    Counterparts.  This Agreement may be executed and delivered in two or more original, facsimile or ..PDF counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.12    Waiver.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 10.13    Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.  Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.13.

Section 10.14    Remedies Cumulative.  The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies, whether at law or in equity, against the other parties, or their respective successors or assigns.

Section 10.15    Arbitration.  All disputes arising out of or in connection with this Agreement, will be submitted to arbitration governed by the Commercial Arbitration Act (British Columbia) (the “Act”).

If within 30 days after either party gives notice to the other of a dispute the parties agree upon a single arbitrator, the arbitration will be held before that arbitrator, otherwise the arbitration will be before a board of three arbitrators comprising one appointed by the Company, one appointed by Parent, and one appointed by the two arbitrators so appointed.

If the Company and Parent fail, after 14 days’ notice, to appoint an arbitrator, or if the two arbitrators fail to appoint a third arbitrator within 14 days from the later of their own appointments, then upon application by either party, the arbitrator or third arbitrator, as the case may be, will be selected in the manner provided in the Act.

The decision of the arbitrator (where a single arbitrator has been agreed upon) or a majority of the arbitrators (where three arbitrators have been appointed) will be final and binding on the parties.  The arbitrator(s) will be required to render his, her or their written decision within 60 days of the conclusion of the arbitration proceedings.

EXECUTION COPY

The place of arbitration will be Vancouver, British Columbia and the language of arbitration will be English.

[SIGNATURE PAGE FOLLOWS]

EXECUTION COPY

IN WITNESS WHEREOF, Parent, MergerSub, Mr. Han and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Chief Respect Limited, a Hong Kong Company

By:	/s/ Yanlin Han
Yanlin Han, Chief Executive Officer

Datong Investment Inc., a Florida corporation

By:	/s/ Yanlin Han
Yanlin Han, Chief Executive Officer

DRAGON PHARMACEUTICAL INC., a Florida corporation

By:	/s/ Peter Mak
Peter Mak, Special Committee Chairman

Mr. Yanlin Han , an individual, as to Sections 5.06, 7.01(c), 7.08, 8.03(b), 9.03(c) and (d) only

/s/ Yanlin Han

Exhibit A

SUPPORT AGREEMENT

THIS AGREEMENT made as of March 26, 2010,

BETWEEN:

[◆ insert name], of [◆ insert address]

(the “Holder”)

AND:

CHIEF RESPECT LIMITED, a company incorporated under the laws of Hong Kong having an office at 11/F, AXA Centre, 151 Gloucester Road, Wanchai, Hong Kong

(the “Purchaser”)

WHEREAS:

(A)
The Purchaser, Datong Investment Inc. (a wholly-owned subsidiary of the Purchaser), Mr. Yanlin Han and Dragon Pharmaceuticals, Inc. (the “Company”) have entered into an Agreement and Plan of Merger dated March 26, 2010 (the “Merger Agreement”) in respect of the proposed acquisition of all of the issued and outstanding common shares of the Company (“Company Shares”) by way of a merger under the Florida Business Corporation Act (the “Merger”) at a price payable in cash of $0.82 per Company Share;

(B)	Holder beneficially owns or controls the number of Company Shares, and options to purchase Company Shares, set forth in Schedule “A” to this Agreement (collectively, the “Company Securities”); and

(C)
Holder has agreed, among other things, to support the Merger and to vote the Company Securities and all additional Company Shares and options to purchase Company Shares that the Holder acquires beneficially during the period from the date of this Agreement through the Effective Time (the “Additional Securities,” and together with the Company Securities, the “Subject Securities”) beneficially owned by the Holder in favour of the shareholder resolution approving the Merger;

NOW THEREFORE the parties hereby agree that, in consideration of the premises, covenants and agreements herein contained, the sum of $1.00 and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows

1.	Any capitalized terms used herein but not otherwise defined will have the meaning ascribed to them in the Merger Agreement.

2.	Holder hereby covenants and agrees that from the date hereof until the termination of this Agreement, that the Holder will not, except in accordance with the terms of this Agreement or with the prior written consent of Purchaser:

(a)
grant or agree to grant any proxy or other right to vote the Subject Securities, or enter into any voting trust or pooling agreement or arrangement or enter into or subject any of such Subject Securities to any other agreement, arrangement, understanding or commitment, formal or informal, with respect to or relating to the voting thereof;

(b)
option, sell, assign, dispose of, pledge, encumber, grant a security interest in, transfer, or otherwise convey or relinquish the Holder’s right to vote the Subject Securities or agree to do any of the foregoing except that the Holder may exercise options to purchase Company Shares provided that any Company Shares that result from the exercise will be Additional Securities that will be subject to this Agreement;

(c)	exercise any rights of dissent provided under any applicable Laws or otherwise in connection with the Merger; and

(d)
do indirectly that which it may not do directly in respect of the restrictions on its rights with respect to the Subject Securities pursuant to this paragraph, including, but not limited to, the sale of any direct or indirect holding company or entity or the granting of a proxy on the Subject Securities or the securities of any direct or indirect holding company which would have, indirectly, the effect prohibited by this paragraph.

3.	Holder hereby agrees that from the date hereof until the termination of this Agreement, the Holder will:

(a)
vote (or direct the voting of) all of the Subject Securities over which he has the right or power to vote or cause to be voted at every meeting of the holders of Company Shares, and at every adjournment or postponement thereof, and in any action by written consent of the holders of Company Shares (unless and only then to the extent prohibited by law):

(i)
in favour of the approval, consent, ratification and adoption of the shareholder resolution approving the Merger (and any actions required in furtherance thereof) and all other resolutions to be put to the meeting of holders of Company Shares in respect of the Merger as contained in the Merger Agreement;

(ii)
against any proposed action by the Company, the shareholders of the Company or any other Person: (a) in respect of any Acquisition Proposal; (b) which would reasonably be regarded as being directed towards or likely to prevent, impede, interfere with, postpone, discourage or delay the Merger or the successful completion of the Merger, including without limitation any amendment to the constating documents or by-laws of the Company or its corporate structure; and

(iii)	which would reasonably be expected to result in a Company Material Adverse Effect.

(b)
to the extent Holder has the right to grant a proxy in respect of any of the Subject Securities, upon the request or direction of Purchaser, execute and deliver to Purchaser within two Business Days following such request a proxy in respect of any resolution referred to in this paragraph 3, and have such Subject Securities counted or not counted (as directed by Purchaser) as part of a quorum in connection with any meeting of holders of Company Shares relating to matters set forth in paragraph 3(a)(ii); and

(c)
for greater certainty, in connection with any matter referred to in paragraph 3(a)(ii), consult with Purchaser prior to exercising any voting rights attached to the Subject Securities and exercise or procure the exercise of such voting rights as Purchaser will instruct, including without limitation the delivery to Purchaser, upon its request or direction, of a proxy in respect of any such resolution.

4.	Nothing herein will prevent Holder, if a member of the Board, from exercising the Holder’s fiduciary duties and engaging, in his capacity as a director of Company, in discussions or negotiations with, or furnishing information to, a Person who proposes an Acquisition Proposal that did not result from a breach of the Merger Agreement.

5.	Holder, by acceptance hereof, represents and warrants as follows and acknowledges that Purchaser is relying upon such representations and warranties in connection with entering into this Agreement and the Merger Agreement:

(a)
Holder has the sole right to vote or direct the voting of the Subject Securities and sole power to agree to all of the matters set forth in this Agreement, with no limitation, qualifications or restrictions on such rights;

(b)
Holder is the beneficial owner of the Subject Securities set forth in Schedule “A”, all of which are free and clear of any Liens, and does not own, beneficially or otherwise, any Subject Securities other than the Subject Securities listed on Schedule “A”;

(c)
this Agreement has been duly executed and delivered by Holder and constitutes a legal, valid and binding obligation of Holder, enforceable against the Holder in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity; and

(d)
Holder (i) is not a joint actor of, or involved, directly or indirectly, with the Purchaser in respect of the Merger, (ii) is not receiving any consideration for the Subject Securities other than what is being offered under the Merger Agreement, (iii) has full knowledge and access to information concerning the Company and its securities, (iv) any factors that were considered relevant by the Holder in assessing the consideration offered under the Merger Agreement did not have the effect of reducing the price that would otherwise have been considered acceptable by the Holder.

6.	Purchaser represents and warrants as follows and acknowledges that Holder is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)
Purchaser (including its shareholders) is not aware of any material information in respect of the Company or its securities that has not been generally disclosed or if generally disclosed, could have reasonably been expected to increase the consideration being offered in the Merger;

(b)
Purchaser is a corporation duly organized under the laws of  Hong Kong, is validly existing and has all necessary corporate power and authority to own its property and assets and to carry on its business as currently owned and conducted;

(c)
Purchaser has the necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the Merger have been duly authorized and no other corporate proceedings on its part are necessary to authorize this Agreement or the Merger Agreement.  This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity; and

(d)
the authorization of this Agreement, the execution and delivery by Purchaser of this Agreement and the performance by it of its obligations under this Agreement and the Merger Agreement, will not result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provision of (i) its constating documents or by-laws; (ii) any applicable Laws; (iii) any note, bond, mortgage, indenture or contract or agreement to which Purchaser is party or by which it is bound; or (iv) any judgement, decree, order or award of any Governmental Authority or arbitrator.

7.	The Purchaser and Holder covenant to advise the other, and the Company, if they become aware of any material information in respect of the Company or its securities that has not been generally disclosed and if generally disclosed could reasonably be expected to increase the consideration offered under the Merger Agreement.

8.	This Agreement will terminate and be of no further force or effect upon the earliest of

(a)
such date and time as the Merger Agreement will have been terminated pursuant to Article IX thereof (which includes in circumstances where the Company terminates the Merger Agreement as a result of a Superior Proposal),

(b)	the Effective Time, and

(c)	the Purchaser or Holder providing the advice referred to under paragraph 7.

9.	Notwithstanding paragraph 8, this Agreement will terminate immediately upon any material adverse amendment being made to the Merger Agreement or the Articles of Merger after the date hereof, without the consent of the Holder. The determination of whether an amendment to the Merger Agreement or the Articles of Merger is a material adverse amendment will be from the perspective of the Holder. Such a material adverse amendment would be an amendment prejudicial to the Holder that would include, but is not limited to, any amendment providing for decreased consideration payable to the Holder under the terms of the Merger Agreement or the Articles of Merger. In no event will such a material adverse amendment include amendments made solely for the purpose of correcting clerical errors. Upon any such termination in accordance with this provision, this Agreement will immediately be deemed to have been revoked by such Holder and will be of no further force or effect. Notwithstanding anything in this Agreement to the contrary, the termination of this Agreement will not prejudice the right of either party hereto in respect of any breach hereof by the other party.

10.	Holder recognizes and acknowledges that this Agreement is an integral part of Purchaser entering into the Merger Agreement, and that Purchaser would not contemplate proceeding with the Merger unless this Agreement was entered into by Holder, and that a breach by Holder of any covenants or other commitments contained in this Agreement will cause Purchaser to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, Holder agrees that, in the event of any such breach, Purchaser will be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

11.	In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a)	references to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Agreement and not to any particular paragraph or Schedule of to this Agreement;

(b)	references to a “paragraph” or “Schedule” is a reference to a paragraph or Schedule of this Agreement;

(c)	words importing the singular will include the plural and vice versa, and words importing gender will include the masculine, feminine and neuter genders;

(d)	the use of headings is for convenience of reference only and will not affect the construction or interpretation hereof; and

(e)	wherever the term “includes” or “including” is used, it will be deemed to mean “includes, without limitation” or “including, without limitation”, respectively.

12.
In the event of any increase or decrease or other change in the Subject Securities by reason of stock dividend, stock split, recapitalization, combination, exchange of shares or the like, the number of Subject Securities subject to this Agreement will be adjusted appropriately and equitably.

13.
The parties waive the application of any rule of Law which otherwise would be applicable in connection with the construction of this Agreement that ambiguous or conflicting terms or provisions should be construed against the party who (or whose counsel) prepared the executed agreement or any earlier draft of the same.

14.
Holder hereby consents to the disclosure of the substance of this Agreement in any press release or any circular relating to the Company Shareholders Meeting and to the filing of this Agreement as may be required pursuant to applicable securities Laws. The parties will co-ordinate in the making and dissemination of any public announcement relating to the subject matter of this Agreement. A copy of this Agreement may be provided to the directors of Company.

15.
This Agreement will be binding upon and will enure to the benefit of and be enforceable by each of the parties hereto and their respective successors, assigns, heirs, executors and personal representatives. This Agreement will not be assignable by any party without the prior written consent of the other parties.

16.	Time will be of the essence of this Agreement.

17.
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated and the parties will negotiate in good faith to modify the agreement to preserve each party’s anticipated benefits under this Agreement.

18.
All notices and other communications given or made pursuant hereto will be in writing and will be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by electronic mail, or as of the following Business Day if sent by prepaid overnight courier, to the parties at the following addresses (or at such other addresses as will be specified by either party by notice to the other given in accordance with these provisions):

(a) in the case of Holder to:

[◆ Insert Name]
[◆ Insert address]
Attention:
Email:

(b) in the case of Purchaser to:

11/F, AXA Centre, 151 Gloucester Road
Wanchai, Hong Kong
Attention: Mr. Yanlin Han
Email: yanlinhan@vip.sina.com

19.
This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

20.
This Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of British Columbia and the laws of Canada applicable therein, without giving effect to any principles of conflict of Laws thereof which would result in the application of the Laws of any other jurisdiction, and all actions and proceedings arising out of or relating to this Agreement will be heard and determined exclusively in the courts of British Columbia.

21.	Each party hereto will pay its own expenses incurred in connection with this Agreement.

22.
This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance with any of the terms or conditions of this Agreement.

23.
This Agreement may be executed in any number of counterparts, each of which will be deemed to be original and all of which taken together will be deemed to constitute one and the same instrument, and it will not be necessary in making proof of this Agreement to produce more than one counterpart.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

CHIEF RESPECT LIMITED

By:
Name:
Title:

[signature page of Holder to follow]

Accepted and agreed to this 26 day of March, 2010.

Witness	[◆ Insert Name of Holder]

SCHEDULE A

SUBJECT SECURITIES

Name	Company Shares beneficially owned or controlled	Registered holder if different from beneficial owner	Company Shares issuable upon exercise of Options
[◆ insert]	[◆ insert]	[◆ insert]	[◆ insert]